Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-69165, 333-81593, 333-90815, 333-37252, 333-42340, 333-47874, 333-58420, 333-58422 and 333-116641 on Form S-8 and Registration Statement Nos. 333-86313 and 333-58048 on Form S-3 of our reports dated March 2, 2005, relating to the financial statements of InfoSpace, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, as discussed in Note 1 to the consolidated financial statements) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of InfoSpace, Inc. and subsidiaries for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Seattle, Washington

March 3, 2005